EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of November 11, 2008, by and between Iconix Brand Group, Inc., a Delaware corporation (the “Company”), and Andrew Tarshis (the “Executive”).

WITNESSETH

WHEREAS, the Executive is currently Senior Vice President and General Counsel of the Company; and

WHEREAS, the Company and Executive entered into a three-year Employment Agreement dated as of September 22, 2006 (the “Prior Agreement”); and

WHEREAS, the Company wishes, among other things, to continue the Executive’s employment with the Company beyond the term currently provided by the Prior Agreement pursuant to the terms as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Engagement of Executive; Duties. During the Term (as hereinafter defined in Section 3 below), the Executive shall have the titles of Executive Vice President and General Counsel of the Company, which shall be the most senior legal position of the Company, and shall have such duties as may be from time to time delegated to him by the Chief Executive Officer of the Company. The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Company. The Executive shall report to the Chief Executive Officer of the Company.

2. Time. The Executive shall devote substantially all of his professional time to the business affairs of the Company.

3. Term. The Executive’s engagement shall commence effective the date hereof and shall continue for three (3) years (the “Term”) unless otherwise terminated as provided herein.

4. Compensation.

(a)
Base Salary. Executive's base salary for the first year of the Term will be at a rate of not less than $350,000 per annum and Executive’s base salary for the second year of the Term will be at a rate of not less than $400,000 per annum and Executive’s base salary for the third year of the Term will be at a rate of not less than $400,000 per annum, in each case, paid in accordance with the Company's payroll practices and policies then in effect, with such increases as determined by the Board of Directors of the Company (“Board”) or the Compensation Committee of the Board from time to time (such salary, as increased from time to time, the “Base Salary”).

(b)
Bonus. Executive shall be entitled to participate in the Company’s executive bonus program then in effect. Executive shall be eligible for an annual bonus (“Annual Bonus”) of up to 100% of Executive’s Base Salary, to be superseded by the maximum amount available under the Company’s executive bonus program and any other bonus program generally applicable to senior executives of the Company. In the event that the Annual Bonus payment for a calendar year, if any, is based in whole or in part on the results of the audit by the Company’s independent public accountants of the Company’s financial statements for such calendar year, such Annual Bonus shall be paid as soon as reasonably practicable following the completion of such audit; otherwise such Annual Bonus shall be paid by March 15 of the calendar year immediately following the calendar year to which it relates.

(c)	Restricted Stock.

(i)
The Company shall grant to the Executive upon approval by the Board and stockholders of the Company of the Company’s 2009 Equity Incentive Plan or a similar plan that covers awards of common stock to the Company’s officers (the “Plan”) an award (the “Award”) equal to a number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), with a Fair Market Value (as defined below in this sub-section) of $750,000, subject to terms and conditions set forth set forth in the Restricted Stock Agreement between the Executive and the Company substantially in the form attached hereto as Exhibit A (the “Restricted Stock Agreement”) and any Plan pursuant to which the Award may be issued. The restrictions on the shares covered by the Award shall lapse with respect to one-third of such shares on each of the first three (3) anniversaries of the date hereof (each a “Stock Vesting Date”), in accordance with the terms and conditions of the Restricted Stock Agreement. In the event that stockholder approval of the grant is obtained after the passing of a particular Stock Vesting Date, the vesting of the shares that would have vested upon the occurrence of that Stock Vesting Date shall occur immediately upon stockholder approval of the grant and the remaining shares shall vest in accordance with the remaining Stock Vesting Dates as provided above. The number of shares of Common Stock to be issued under the Award shall be determined by dividing $750,000 by the Fair Market Value. For the purposes of this Section, “Fair Market Value” means the average of the last sale prices reported for a share of Common Stock for each of the five (5) trading days preceding the date this Agreement is signed by the parties, as reported on the NASDAQ Stock Market.

(ii)
Notwithstanding the foregoing, in the event that stockholder approval of the grant of the Award is not obtained prior to the earlier of (i) the expiration of the Term or (ii) a termination of Executive’s employment prior to the end of the Term for the reasons set forth in Sections 5(a)(1), (2), (3) or (6) hereof, then in lieu of the grant of the Award to the Executive, the Company shall pay to the Executive an amount equal to $750,000 (the “Alternate Payment”). The Alternate Payment, if any, shall be deemed earned over a three (3) year period, such that one-third of the Alternate Payment shall vest on each of the first three (3) anniversaries of the date hereof, and the entire amount of the Alternate Payment shall be paid within thirty (30) days of the date of expiration or termination of the Executive’s employment hereunder as set forth above.

(iii)
In the event of a Change in Control (as hereinafter defined in Section 5(d)(iii) below), any remaining restrictions relating to any portion of the Award granted to the Executive that has not vested shall immediately lapse, notwithstanding any provision to the contrary contained in the Plan or Restricted Stock Agreement, or if the Award has not theretofore been granted, the Executive shall be paid the Alternate Payment.

(d)
Fringe Benefits. Executive shall receive the fringe benefits generally given to other executive officers of the Company including, but not limited to, major medical, dental, life insurance, and pension including any 401(k) or other profit sharing plan. Executive shall also be added or continued, as the case may be, as an insured under the Company's officers and directors insurance and all other polices which pertain to officers of the Company. The Company shall pay Executive a car allowance of $1,500 per month during the Term of this Agreement.

(e)
Reimbursement of Expenses. The Company shall pay to Executive the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, expenses related to cell phones, blackberrys and laptop computers and such other expenses incurred in connection with business related travel or entertainment in accordance with the Company’s policy, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse the Executive for such payments, provided that the Executive (i) properly accounts for such expenses in accordance with the Company’s policy and (ii) has received prior approval by the Chief Executive Officer of the Company for major expenses.

(f)	Vacation. Executive shall be entitled to four weeks of paid vacation per year. The Executive shall use his vacation in the calendar year in which it is accrued.

5. Termination of Employment.

(a)	General. The Executive’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

(1) Death. The Executive’s employment under this Agreement shall terminate upon his death.

(2) Disability. If the Executive suffers a Disability (as defined below in this sub-section (2)), the Company may terminate the Executive’s employment under this Agreement upon thirty (30) days prior written notice; provided that the Executive has not returned to full time performance of his duties during such thirty (30) day period. For purposes hereof, “Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company and consented to by the Executive (or, in the event of the Executive’s incapacity, his legal representative), such consent not to be unreasonably withheld, that the condition is likely to continue for a period of at least six (6) consecutive months from its commencement.

(3) Good Reason. The Executive may terminate his employment under this Agreement for Good Reason at any time on or prior to the 120th day after the occurrence of any of the Good Reason events set forth in the following sentence. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i)	the failure by the Company to timely comply with its material obligations and agreements contained in this Agreement;

(ii)
a material diminution of the authorities, duties or responsibilities of the Executive set forth in Section 1 above (other than temporarily while the Executive is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Board in good faith);

(iii)	the loss of the titles of the Executive with the Company set forth in Section 1 above;

(iv)	the re-location of the Executive to an office outside of New York, New York (the borough of Manhattan);

(v)	the assignment to the Executive of duties or responsibilities which represent a material diminution of his duties and responsibilities set forth in Section 1 above; or

(vi)	a change in the reporting structure so that the Executive reports to someone other than the Chief Executive Officer.

provided, however, that, within ninety (90) days of any such events having occurred, the Executive shall have provided the Company with written notice that such events have occurred and afforded the Company thirty (30) days to cure same. The parties agree that a termination for Good Reason shall be treated as an involuntary separation under Code Section 409A (as hereinafter defined in Section 9(a) below); provided, however, that in the event it is finally determined that any taxes are due and payable in connection with the receipt of such consideration by the Executive, then the Executive agrees to pay any taxes, penalties and interest that may arise in connection therewith, and shall indemnify and hold harmless the Company from any taxes, penalties and interest that result therefrom.

(4) Without Good Reason. The Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written notice by the Executive to the Company at least sixty (60) days prior to the effective date of such termination (which termination the Company may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination (as hereinafter defined in sub-section (b) below)).

(5) Cause. The Company may terminate the Executive’s employment under this Agreement at any time for Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i)
the willful and continued failure by the Executive to attempt in good faith to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and the Executive has been afforded at least thirty (30) days to cure same;

(ii)	the indictment of the Executive for, or his conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty;

(iii)
the Executive’s willfully engaging in misconduct in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations or a violation of the Company’s Code of Conduct or other written policies) that is injurious to the Company, monetarily or otherwise; or

(iv)
the Executive’s willfully engaging in misconduct other than in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations) that is materially injurious to the Company or, in the good faith determination of the Board, is potentially materially injurious to the Company, monetarily or otherwise.

For purposes of this Section 5(a)(5), no act, or failure to act, on the part of the Executive shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputationally).

(6) Without Cause. The Company may terminate the Executive’s employment under this Agreement without Cause immediately upon written notice by the Company to the Executive.

(b)
Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(c)
Date of Termination. The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death, (b) if the Executive’s employment is terminated pursuant to subsection 5(a)(2) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (c) if the Executive’s employment is terminated pursuant to subsections 5(a)(3) or 5(a)(5) above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (d) if the Executive’s employment is terminated pursuant to subsection 5(a)(4) above, the date specified in the Notice of Termination which shall be at least sixty (60) days after Notice of Termination is given, or such earlier date as the Company shall determine, in its sole discretion, and (e) if the Executive’s employment is terminated pursuant to subsection 5(a)(6), the date on which a Notice of Termination is given.

(d)	Compensation Upon Termination.

(i)
Termination for Cause or without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall receive from the Company: (a) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (b) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 4(e) through the Date of Termination; (c) payment for any accrued but unused vacation time in accordance with Company policy; (d) such vested accrued benefits, and other payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan ((a) though (d), the “Amounts and Benefits”), and (e) all vested shares in respect of the Award or, if the Award has not theretofore been granted, the vested portion of the Alternate Payment, and the Company shall have no further obligation with respect to this Agreement other than as provided in Section 8 of this Agreement. In addition, any portion of the Award or Alternate Payment, as the case may be, that remains unvested on the Date of Termination shall be forfeited as of the Date of Termination.

(ii)
Termination without Cause or for Good Reason. If, prior to the expiration of the Term, the Executive resigns from his employment hereunder for Good Reason or the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability), and the Executive has not received and is not entitled to any payment under Section 5(d)(iii) hereof, then the Company shall pay or provide the Executive the Amounts and Benefits and, subject to Section 9 hereof:

1.
an amount equal to the sum of all applicable Base Salary for the balance of the Term determined as if such termination had not occurred, which shall be payable in full in a lump sum cash payment to be made to the Executive within thirty (30) days of the Date of Termination;

2.
any Annual Bonus earned but unpaid for a prior year (the “Prior Year Bonus”), which shall be payable in full in a lump sum cash payment to be made to the Executive within thirty (30) days of the Date of Termination;

3.
in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a pro-rata portion of the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of such Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365), paid in accordance with Section 4(b) (“Pro Rata Bonus”). In the event that the Company has not established an executive bonus plan covering the year of the Term during which the Executive was terminated the pro-rata portion of the bonus due to the Executive shall be based upon the prior year’s Annual Bonus received by the Executive;

4.
subject to the Executive’s (a) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health insurance plans in which the Executive participated immediately prior to the Date of Termination (“COBRA Continuation Coverage”), and (b) continued payment by Executive of premiums for such plans at the “active employee” rate (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall provide COBRA Continuation Coverage for the Executive and his eligible dependents until the earliest of (x) the Executive or his eligible dependents, as the case may be, ceasing to be eligible under COBRA, (y) eighteen (18) months following the Date of Termination, and (z) the Executive becoming eligible for coverage under the health insurance plan of a subsequent employer (the benefits provided under this sub-section (4), the “Medical Continuation Benefits”); and

5.
in the event a Change in Control shall not have theretofore occurred, all remaining restrictions relating to any portion of the Award granted to the Executive that has not vested shall immediately lapse, notwithstanding any provisions to the contrary contained in the Plan or Restricted Stock Agreement, or if the Award has not theretofore been granted, the Executive shall be paid the Alternate Payment.

(iii)
Termination Following Change in Control. If the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason within 12 months after a Change in Control, then the Company shall pay to Executive, in a lump sum, in cash, within 15 days after the date of Executive’s termination, an amount equal to $100 less than three times the Executive’s “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”)); provided, however, that if such lump sum severance payment, either alone or together with other payments or benefits, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to Executive under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such lump sum severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by the Executive of an excess parachute payment. In addition to the foregoing, upon a termination of Executive’s employment as set forth above, Executive shall be entitled to receive the payments in the amounts contemplated, and on the dates specified, by sub-section 5(d)(ii)(1),(2), (3) and (4).

For purposes of this Agreement, a “Change in Control” shall mean any of the following:

1.
any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger;

2.	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

3.	any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

4.
the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved); or

5.
(A) the acquisition of beneficial ownership (“Beneficial Ownership”), within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of an aggregate of 25% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act) who beneficially owned less than 10% of the voting power of the Company’s outstanding voting securities on the effective date of this Agreement, (B) the acquisition of Beneficial Ownership of an additional 15% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned at least 10% of the voting power of the Company’s outstanding voting securities on the effective date of this Agreement, or (C) the execution by the Company and a stockholder of a contract that by its terms grants such stockholder (in its, hers or his capacity as a stockholder) or such stockholder’s Affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933 (an “Affiliate”)) including, without limitation, such stockholder’s nominee to the Board (in its, hers or his capacity as an Affiliate of such stockholders), the right to veto or block decisions or actions of the Board provided, however, that notwithstanding the foregoing, the events described in items (A), (B) or (C) above shall not constitute a Change in Control hereunder if the acquiror is (aa) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its affiliated entities and acting in such capacity, (bb) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (cc) a person or group meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) under the Exchange Act;

6.	subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

(iv)
Termination upon Death. In the event of the Executive’s death, the Company shall pay or provide to the Executive’s estate: (i) the Amounts and Benefits, (ii) the Prior Year Bonus, and (iii) the Pro Rata Bonus. In addition, in the event a Change in Control shall not have theretofore occurred, one hundred percent (100%) of the then remaining unvested Award, if any, shall immediately become vested on the Date of Termination and all such amounts and the shares covered by the Award shall be distributed to the Executive’s estate within thirty (30) days of the Date of Termination or in the event the Award has not been made because stockholder approval of the grant of the Award has not occurred the estate shall be paid the Alternate Payment.

(v)
Termination upon Disability. In the event the Company terminates the Executive’s employment hereunder for reason of Disability, the Company shall pay or provide to the Executive: (i) the Amounts and Benefits, (ii) the Prior Year Bonus, (iii) a Pro Rata Bonus and (v) the Medical Continuation Benefits. In addition, in the event a Change in Control shall not have theretofore occurred, one hundred percent (100%) of the then remaining unvested Award, if any, shall immediately become vested on the Date of Termination and all such amounts and the shares covered by the Award shall be distributed to the Executive within thirty (30) days of the Date of Termination or in the event the Award has not been made because stockholder approval of the grant of the Award has not occurred the Executive shall be paid the Alternate Payment.

(vi)
Payments of Compensation Upon Termination. For the avoidance of doubt, in the event the Executive shall be entitled to receive payments and benefits pursuant to any one of sub-sections 5(d)(i), (ii), (iii), (iv) or (v) above, he shall be entitled to no payments or benefits under any other of such sub-sections, except as expressly set forth in sub-section 5(d)(iii) with respect to payments and benefits contemplated by sub-section 5(d)(ii). Notwithstanding any provision to the contrary contained in this Section 5(d), if any bonus amount is based in whole or in part on the results of the audit by the Company’s independent public accountants of the Company’s financial statements for a calendar year, and such amount cannot be paid within the applicable thirty (30) day period provided for herein, then such amount shall be paid by the later of March 15 of the calendar year immediately following the calendar year to which it relates or the end of the applicable thirty (30) day period.

(e) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by Executive as the result of Executive’s employment by another employer or business or by profits earned by Executive from any other source at any time before and after the Executive’s date of termination

6. Confidentiality. The Executive shall not divulge to anyone, either during or at any time after the Term, any information constituting a trade secret or other confidential information acquired by him concerning the Company, any subsidiary or other affiliate of the Company, except in the performance of his duties hereunder, including but not limited to its licensees, revenues, business systems and processes (“Confidential Information”). The Executive acknowledges that any Confidential Information is of great value to the Company, and upon the termination of his employment, the Executive shall redeliver to the Company all Confidential Information and other related data in his possession.

7. Noncompetition; Nonsolicitation.

(1) The Executive hereby agrees that during the period commencing on the date hereof and ending November 10, 2010 (the “Non-Compete Term”), he shall not, directly or indirectly, in any location in which the Company, its subsidiaries or affiliates or a licensee thereof operates or sells its products (the “Territory”), engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the business activities conducted by the Company, its subsidiaries or affiliates, or the business activities that the Company, its subsidiaries or affiliates, have plans to conduct, during the time of Executive’s employment by the Company, or at the termination of his employment. Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning stock in a publicly traded corporation whose activities compete with those of the Company, its subsidiaries and affiliates, provided that such stock holdings are not greater than five percent (5%) of such corporation. Without intending to limit the generality of the foregoing, the Executive hereby agrees that during the Non-Compete Term he shall not have an interest in or render any services within or outside the Territory to William Sweedler or an affiliate thereof, including without limitation, any entity with which such person is affiliated or associated.

(2) The Executive shall not, during the period commencing on the date hereof and ending on November 10, 2011, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s business activities including, without limitation, the solicitation of the Company’s or any subsidiary’s customers, suppliers, lessors, lessees, licensors, or licensees, or persons listed on the personnel lists of the Company or any subsidiary.

(3) For purposes of clarification, but not of limitation, the Executive hereby acknowledges and agrees that he shall be prohibited from, during the period commencing on the date hereof and ending on November 10, 2011, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, supplier, lessor, lessee, licensor, licensee or customer of the Company or any subsidiary (but only those suppliers existing during the time of the Executive’s employment by the Company or any subsidiary, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company or any subsidiary.

(4) Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7. If for any reason it is held that the restrictions under this Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 7 as will render such restrictions valid and enforceable.

8. Indemnification. The Company shall indemnify and hold harmless the Executive against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by the Company. The foregoing indemnification obligation is independent of any similar obligation provided in the Company’s Certificate of Incorporation or Bylaws, and shall apply with respect to any matters attributable to periods prior to the date of this Agreement, and to matters attributable to Executive's employment hereunder, without regard to when asserted.

9. Section 409A of the Code.

(a)
It is intended that the provisions of this Agreement comply with Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

(b)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. If the Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment, the providing of any benefit or any distribution of equity made subject to this Section to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death. On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section 9 shall be made to the Executive. In addition to the foregoing, to the extent required by Section 409A(a)(2)(B) of the Code, prior to the occurrence of a Disability termination as provided in this Agreement, the payment of any compensation to the Executive under this Agreement shall be suspended for a period of six months commencing at such time that the Executive shall be deemed to have had a Separation from Service because either (A) a sick leave ceases to be a bona fide sick leave of absence, or (B) the permitted time period for a sick leave of absence expires (an “SFS Disability”), without regard to whether such SFS Disability actually results in a Disability termination. Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to the Executive in a lump sum. On any delayed payment date under this Section there shall be paid to the Executive or, if the Executive has died, to his estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the Delayed Payment Interest Rate (as hereinafter defined in this sub-section (b) below) computed from the date on which such delayed payment otherwise would have been made to the Executive until the date paid. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the short term applicable federal rate provided for in Section 1274(d) of the Code as of the business day immediately preceding the payment date for the applicable delayed payment.

(c)
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

10. Miscellaneous.

(a)
This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with those laws. The Company and Executive unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or the Executive, as the case may be, in any such court.

(b)
Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)
The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision. This Agreement reflects the entire understanding between the parties.

(d)
This Agreement supersedes the Prior Agreement and any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e)
This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

11. Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Company:

Iconix Brand Group, Inc.
1450 Broadway, 4th Floor
New York, New York 10018
Attention: Neil Cole, Chief Executive Officer

With a copy in the same manner to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Robert J. Mittman, Esq.

To the Executive:

Andrew Tarshis
38 Whitney Street
Westport, Connecticut 06880

-Signature page follows-

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the 11 day of November, 2008.

Iconix Brand Group, Inc.		Executive
By:	/s/ Neil Cole	/s/ Andrew R.Tarshis
	Neil Cole Chief Executive Officer	Andrew Tarshis

EXHIBIT A

ICONIX BRAND GROUP, INC.

RESTRICTED STOCK AGREEMENT

To:
Date of Award:1  ________

In accordance with, and subject to, the terms of the employment agreement dated as of _______, 2008 between Iconix Brand Group, Inc., a Delaware corporation (the “Company”), and you (the “Employment Agreement”), you are hereby awarded, effective as of the date hereof (the “Award Date”), ____ shares (the “Shares”) of common stock, $.001 par value (“Common Stock”), of the Company, pursuant to the Company’s 200[9] Equity Incentive Plan or a similar plan that covers awards of Common Stock to the Company’s officers (the “Plan”), subject to certain restrictions specified below in Restrictions and Forfeiture. (While subject to the Restrictions, this Agreement refers to the Shares as “Restricted Shares”.) Capitalized terms used herein which are defined in the Employment Agreement shall have the meanings defined therein.

During the period commencing on the Award Date and terminating on ______, 2011 (the “Restricted Period”), except as otherwise provided herein, the Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered and are subject to forfeiture (the “Restrictions”).

Except as set forth below, the Restricted Period with respect to the Shares will lapse in accordance with the vesting schedule set forth below (the “Vesting Schedule”). Subject to the restrictions set forth in the Plan, the Administrator (as defined in the Plan) shall have the authority, in its discretion, to accelerate the time at which any or all of the Restrictions shall lapse with respect to any Shares subject thereto, or to remove any or all of such Restrictions, whenever the Administrator may determine that such action is appropriate by reason of changes in applicable tax or other laws, or other changes in circumstances occurring after the commencement of the Restricted Period.

In addition to the terms, conditions, and restrictions set forth in the Plan, the following terms, conditions, and restrictions apply to the Restricted Shares:

Restrictions and Forfeiture
You may not sell, assign, pledge, encumber, or otherwise transfer any interest in the Restricted Shares until the dates set forth in the Vesting Schedule, at which point the Restricted Shares will be referred to as “ Vested.”

If your employment is terminated by the Company for Cause or by you without Good Reason, your unvested Restricted Shares will be forfeited.

1  To be executed (and dated) on the date of stockholder approval of grant of the award contemplated hereby.

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Vesting Schedule
Assuming you provide Continuous Service (as defined herein) as an Employee (as defined in the Plan) of the Company or an Affiliate (as defined in the Plan) of the Company, all Restrictions will lapse on the Restricted Shares on the Vesting Date or Vesting Dates set forth in the schedule below for the applicable grant of Restricted Shares and they will become Vested.

Vesting Date	Number of Restricted Shares that Vest
Later of: (i) first anniversary of date of Employment Agreement or (ii) date stockholder approval of grant of award is obtained (“Approval Date”)	33 1/3% of Restricted Shares
Later of: (i) second anniversary of date of Employment Agreement or (ii) Approval Date	33 1/3% of Restricted Shares
Third anniversary of date of Employment Agreement (if stockholder approval of award is obtained)	33 1/3% of Restricted Shares

Acceleration of Vesting Upon Death, Disability, Termination without Cause or for Good Reason, or Change in Control
In the event of your death or Disability or termination of your employment by the Company without Cause or by you for Good Reason, or a Change in Control, all of the Restricted Shares shall thereupon become fully vested.

Continuous Service
“Continuous Service,” as used herein, means the absence of any interruption or termination of your service as an Employee (as defined in the Plan) of the Company or any Affiliate. If you are employed by an Affiliate of the Company, your employment shall be deemed to have terminated on the date your employer ceases to be an Affiliate of the Company, unless you are on that date transferred to the Company or another Affiliate of the Company. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or any then Affiliate of the Company. Your employment shall not be deemed to have terminated if you are transferred from the Company to an Affiliate of the Company, or vice versa, or from one Company Affiliate to another Company Affiliate.

Share Certificates
The Company will, at its option either (i) delay the issuance of certificates representing the Shares (or portion thereof) until the Shares become Vested or (ii) will cause the Shares to be issued in book-entry form or will issue a certificate (or certificates) in your name with respect to the Shares, and will hold any such certificate (or certificates) on deposit for your account or cause the book-entry not to be credited as free from restrictions on your account until the expiration of the Restricted Period with respect to the Shares represented thereby. Any such certificate (or certificates) issued prior to the end of the Restricted Period will contain substantially the following legend:

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“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions on voting) contained in the 2009 Equity Incentive Plan of the Company or a similar plan that covers awards of Common Stock to the Company’s officers, and a Restricted Stock Agreement, copies of which are on file in the office of the Secretary of the Company.

Additional Conditions to Issuance of Stock Certificates
You will not receive the certificates representing the Restricted Shares:

(a) During any period of time in which the Company deems that the issuance of the Shares may violate a federal, state, local, or foreign law, rule or regulation, or any applicable securities exchange or listing rule or agreement, or may cause the Company to be legally obligated to issue or sell more shares than the Company is legally entitled to issue or sell; or

(b) Until you have paid or made suitable arrangements to pay (i) all federal, state, local and foreign tax withholding required by the Company in connection with the issuance or the vesting of the Shares and (ii) the employee’s portion of other federal, state, local and foreign payroll and other taxes due in connection with the issuance or the vesting of the Shares.

Cash Dividends
Cash dividends, if any, paid on the Restricted Shares shall be held by the Company for your account and paid to you upon the expiration of the Restricted Period, except as otherwise determined by the Administrator. All such withheld dividends shall not earn interest, except as otherwise determined by the Administrator. You will not receive withheld cash dividends on any Restricted Shares which are forfeited and all such cash dividends shall be forfeited along with the Restricted Shares which are forfeited.

Voting Rights	Prior to vesting, you will have no voting rights with respect to any Restricted Shares that have not Vested.

Tax Withholding
Unless you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and pay taxes in accordance with that election, you will be taxed on the Shares as they become Vested and must arrange to pay the taxes on this income. If the Administrator so determines, arrangements for paying the taxes may include your surrendering Shares that otherwise would be released to you upon becoming Vested or your surrendering Shares you already own. The fair market value of the Shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

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The Company shall have the right to withhold from your compensation an amount sufficient to fulfill its or its Affiliate’s obligations for any applicable withholding and employment taxes. Alternatively, the Company may require you to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the Shares, or, in lieu thereof, to retain or sell without notice a sufficient number of Shares to cover the amount required to be withheld. The Company may withhold from any cash dividends paid on the Restricted Shares an amount sufficient to cover taxes owed as a result of the dividend payment. The Company’s method of satisfying its withholding obligations shall be solely in the discretion of the Administrator, subject to applicable federal, state, local and foreign laws. The Company shall have a lien and security interest in the Shares and any accumulated dividends to secure your obligations hereunder.

Tax Representations
You hereby represent and warrant to the Company as follows:

(a) You have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You are relying solely on such advisors and not on any statements or representations of the Company or any of its Employees or agents.

(b) You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. You understand that Section 83 of the Code taxes (as ordinary income) the fair market value of the Shares as of the date any “restrictions” on the Shares lapse. To the extent that an award hereunder is not otherwise an exempt transaction for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), with respect to officers, directors and 10% stockholders subject to Section 16 of the 1934 Act, a “restriction” on the Shares includes for these purposes the period after the award of the Shares during which such officers, directors and 10% stockholders could be subject to suit under Section 16(b) of the 1934 Act. Alternatively, you understand that you may elect to be taxed at the time the Shares are awarded rather than when the restrictions on the Shares lapse, or the Section 16(b) period expires, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the date of the award.

YOU HEREBY ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION AVAILABLE TO YOU UNDER SECTION 83(B) OF THE CODE, EVEN IF YOU REQUEST THAT THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON YOUR BEHALF.

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Securities Law Representations
The following two paragraphs shall be applicable if, on the date of issuance of the Restricted Shares, no registration statement and current prospectus under the Securities Act of 1933, as amended (the “1933 Act”), covers the Shares, and shall continue to be applicable for so long as such registration has not occurred and such current prospectus is not available:

(a) You hereby agree, warrant and represent that you will acquire the Shares to be issued hereunder for your own account for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of any of such shares, except as hereafter permitted. You further agree that you will not at any time make any offer, sale, transfer, pledge or other disposition of such Shares to be issued hereunder without an effective registration statement under the 1933 Act, and under any applicable state securities laws or an opinion of counsel acceptable to the Company to the effect that the proposed transaction will be exempt from such registration. You agree to execute such instruments, representations, acknowledgments and agreements as the Company may, in its sole discretion, deem advisable to avoid any violation of federal, state, local or foreign law, rule or regulation, or any securities exchange rule or listing agreement.

(b) The certificates for Shares to be issued to you hereunder shall bear the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws. The shares have been acquired for investment and may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company that the proposed transaction will be exempt from such registration.”

Stock Dividend, Stock Split and Similar Capital Changes
In the event of any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Administrator deems in its sole discretion to be similar circumstances, the number and kind of shares subject to this Agreement shall be appropriately adjusted in a manner to be determined in the sole discretion of the Administrator, whose decision shall be final, binding and conclusive in the absence of clear and convincing evidence of bad faith. Any shares of Common Stock or other securities received, as a result of the foregoing, by you with respect to the Restricted Shares shall be subject to the same restrictions as the Restricted Shares, the certificate or other instruments evidencing such shares of Common Stock or other securities shall be legended and deposited with the Company as provided above with respect to the Restricted Shares, and any cash dividends received with respect to such shares of Common Stock or other securities shall be accumulated as provided above with respect to the Restricted Shares.

Non-Transferability	Prior to vesting, Restricted Shares are not transferable.

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No Effect on Employment
Except as otherwise provided in the Employment Agreement, nothing herein shall modify your status as an at-will employee of the Company or any of its Affiliates. Further, nothing herein guarantees you employment for any specified period of time. This means that, except as provided in the Employment Agreement, either you or the Company or any of its Affiliates may terminate your employment at any time for any reason, with or without cause, or for no reason. You recognize that, for instance, you may terminate your employment or the Company or any of its Affiliates may terminate your employment prior to the date on which your Shares become vested.

No Effect on Corporate Authority
You understand and agree that the existence of this Agreement will not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stocks with preferences ahead of or convertible into, or otherwise affecting the common shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Arbitration
Any dispute or disagreement between you and the Company with respect to any portion of this Agreement or its validity, construction, meaning, performance or your rights hereunder shall, unless the Company in its sole discretion determines otherwise, be settled by arbitration, at a location designated by the Company, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration you will attempt to resolve any disputes or disagreements with the Company over this Agreement amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, you and the Company may resolve the dispute by settlement. You and the Company shall equally share the costs charged by the American Arbitration Association or its successor, but you and the Company shall otherwise be solely responsible for your own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on you and the Company. Further, neither you nor the Company shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.

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Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.
Notices
Any notice you give to the Company must be in writing and either hand-delivered or mailed to the office of the Chief Executive Officer of the Company. If mailed, it should be addressed to the Chief Executive Officer of the Company at its then main headquarters. Any notice given to you will be addressed to you at your address as reflected on the personnel records of the Company. You and the Company may change the address for notice by like notice to the other. Notice will be deemed to have been duly delivered when hand-delivered or, if mailed, on the day such notice is postmarked.

Agreement Subject to Plan; Entire Agreement
This Agreement shall be subject to the terms of the Plan in effect on the date hereof, which terms are hereby incorporated herein by reference and made a part hereof. This Agreement constitutes the entire understanding between the Company and you with respect to the subject matter hereof and no amendment, supplement or waiver of this Agreement, in whole or in part, shall be binding upon the Company unless in writing and signed by the President of the Company

Conflicting Terms	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan in effect on the date hereof, the terms of the Plan will control.

Please sign the copy of this Restricted Stock Agreement and return it to the Company’s Secretary, thereby indicating your understanding of and agreement with its terms and conditions.

ICONIX BRAND GROUP, INC.

By:

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ACKNOWLEDGMENT

I hereby acknowledge receipt of a copy of the Plan. I hereby represent that I have read and understood the terms and conditions of the Plan and of the Restricted Stock Agreement. I hereby signify my understanding of, and my agreement with, the terms and conditions of the Plan and of the Restricted Stock Agreement. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to this Restricted Stock Agreement. I accept this Restricted Stock Agreement in full satisfaction of any previous written or oral promise made to me by the Company or any of its Affiliates with respect to option or stock grants.

Date: ____________________

__________________________________

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